Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Julie Bradley	Kim Maxwell
(617) 386-1005	(617) 386-1006
jbradley@atg.com	kmaxwell@atg.com
ATG ANNOUNCES PRELIMINARY THIRD QUARTER 2006 RESULTS AND
REAFFIRMS ANNUAL GUIDANCE
ATG to Host Conference Call Today, October 5, 2006 at 5:00 p.m. ET
CAMBRIDGE, Mass. — October 5, 2006 — ATG (Art Technology Group, Inc., NASDAQ: ARTG), today announced preliminary financial results for the third quarter ended September 30, 2006 and reaffirmed annual guidance.
ATG anticipates total revenues of approximately $21.3 million for the third quarter 2006, compared with third quarter 2005 revenues of $22.7 million.
ATG expects a net loss for the third quarter of 2006, in accordance with United States Generally Accepted Accounting Principles (GAAP), in the range of $1.3 million to $1.5 million, or a loss of $0.01 per share. This compares with net income of $1.5 million, or $0.01 per diluted share, in the third quarter of 2005.
“While our revenue this quarter came in below street expectations due to a delay in completing a number of license deals in the third quarter, we believe these deals will be recognized in the fourth quarter. This gives us confidence to reaffirm our previously provided guidance based on organic revenue performance.” stated Bob Burke, ATG’s president and CEO.
These results are preliminary and based on partial information and management assumptions. ATG plans to announce final third quarter 2006 results on October 24, 2006.
Financial Guidance and Business Outlook
ATG is reaffirming its previously announced guidance for the full year 2006. The company’s guidance is based on its performance for the first nine months of 2006 and its outlook for the fourth quarter and does not include any impact from the eStara acquisition which closed on October 2, 2006. ATG expects to provide an update on the eStara acquisition on its regularly scheduled third quarter earnings call on October 24, 2006.
Revenue for 2006 is expected to be in the range of $97 million to $105 million. GAAP net income for the year ending December 31, 2006 is expected to be in the range of $8 million to $11 million. This guidance includes an estimated $3 million to $4 million of non-cash stock-based compensation expense, reflecting the company’s adoption of SFAS 123R effective January 1, 2006.
Forward-Looking Guidance Reconciliation
Year Ending December 31, 2006

	GAAP Guidance				Non-GAAP Guidance

	FROM	TO	Adjustment		FROM	TO

Revenue	$97	$105	$—		$97	$105
Net Income	8	11	$5-$6(a)		13	17
Diluted EPS	0.07	0.09	$0.04 - $0.05	(b)	0.11	0.14
(a)	Estimated annual amortization of acquired intangibles of $2 million and estimated stock based compensation expense of $3 - 4 million to be recorded for the periods indicated in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payments, (“SFAS 123R”) which is effective for periods beginning January 1, 2006. Periods prior to 2006 do not include stock-based compensation expense.
(b)	Estimated per diluted share effect of amortization and stock-based compensated noted in (a).
ATG will host a conference call to discuss its preliminary results today, October 5, 2006 at 5:00 p.m., Eastern time, that can be accessed by dialing (866) 723-3575 (or (706) 634-8872 for international calls) and using conference ID No. 8098825. A live Web cast of the call may be accessed at www.atg.com/investors. In addition, a replay of the call will be available on the company’s Web site later in the day.
About ATG
ATG (Art Technology Group, Inc., NASDAQ: ARTG) makes the software and delivers the on demand solutions that the world’s most customer-conscious companies use to power their e-commerce web sites, find prospects, convert them to buyers and ensure their satisfaction so they become loyal, repeat, profitable customers. ATG’s B2C e-commerce suite is ranked the #1 current offering by Forrester Research, and powers more of the top 300 internet retailers than any other vendor. ATG’s solutions are used by over 600 major brands, including Adobe, A&E Networks, American Eagle Outfitters, B&Q, Best Buy, Cingular Wireless, Coca Cola, Dell, DirecTV, France Telecom, Hewlett-Packard, Intuit, Johnson & Johnson, Louis Vuitton, Mercedes-Benz, Neiman Marcus, New York & Company, Nike, Nokia, OfficeMax, PayPal, Philips, Procter & Gamble, Rubbermaid, Smith & Hawken, Symantec, T-Mobile, Target, Verisign, and Walgreens. The company is headquartered in Cambridge, Massachusetts, with additional locations throughout North America and Europe. For more information about ATG, please visit www.atg.com.
This press release contains forward-looking statements about the company’s estimated revenue and earnings. These statements involve known and unknown risks and uncertainties that may cause ATG’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These risks include the effect of weakened or weakening economic conditions or perceived conditions on the level of spending by customers and prospective customers for

ATG’s software and services; financial and other effects of cost control measures; quarterly fluctuations in ATG’s revenues or other operating results; customization and deployment delays or errors associated with ATG’s products; the risk of longer sales cycles for ATG’s products and ATG’s ability to conclude sales based on purchasing decisions that are delayed; satisfaction levels of customers regarding the implementation and performance of ATG’s products; ATG’s need to maintain, enhance, and leverage business relationships with resellers and other parties who may be affected by changes in the economic climate; ATG’s ability to attract and maintain qualified executives and other personnel and to motivate employees; activities by ATG and others related to the protection of intellectual property; potential adverse financial and other effects of litigation (including intellectual property infringement claims) and the release of competitive products and other activities by competitors. Further details on these risks are set forth in ATG’s filings with the Securities and Exchange Commission (SEC), including the company’s annual report on Form 10-K for the period ended December 31, 2005 and its quarterly report on Form 10-Q for the period ended June 30, 2006, as filed with the SEC. These filings are available free of charge on a website maintained by the SEC at http://www.sec.gov .
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